EXHIBIT 10.26

TO:         Chris Britt, Marwit Capital Corp.
FROM:       Tim Fogelsong
DATE:       November 12, 1997
SUBJECT:    New West Communications Subordinated Debt

This memo is intended to document our discussions concerning the changes to be made to the New West Communications subordinated debt in the event of a successful initial public offering by Travis International.

1. In the event the gross public offering proceeds are $20,000,000 or more, Marwit's "put" of the Travis common stock will be extinguished.

2. New West will be allowed to retire its bank term loan without the requirement of repaying the Marwit subordinated debt. New West will have the right to retain or retire and reinstate a revolving credit secured by a first lien on New West's assets and the debt due Marwit will be subordinate to such revolving credit.

      No new or replacement bank term indebtedness will be incurred by New West.

      Commencement of principal payments on the Marwit Loan will be accelerated by one year. Principal will be repayable in forty-eight consecutive equal monthly payments of $26,041.67 beginning November 1, 1998 and on the first day of the month thereafter.

Please call if you have any questions or comments.

Best regards,


Tim Fogelsong

                                 MARWIT CAPITAL
                       180 NEWPORT CENTER DRIVE, SUITE 200
                         NEWPORT BEACH, CALIFORNIA 92660
                              714-640-6234 (PHONE)
                               714-720-8077 (FAX)

                                      MEMO

To:         Tim Fogelsong
From:       Chris Britt, Marwit Capital
Date:       November 12, 1997
FAX:        (713) 622-7477

      Thank you for your proposal regarding changes to our subordinated debt in the event of a successful IPO by Travis. With one clarification and one slight modification, we would be in agreement, as follows:

1.     Agreed.

2. Agreed, provided that we are carrying forward the provision in our existing Subordination Agreement with B of A (or other lender, if they are to be replaced) to be subordinated to a maximum of $3.0 million of "Senior Indebtedness". The Senior Indebtedness would be defined as the revolver. This would enable New West to increase the revolver to $3.0 million from $1.5 million to support the growth of the company.

      Agreed that no new or replacement bank term indebtedness will be incurred by New West.

      With respect to the amortization, principal would be repaid in 48 consecutive equal monthly payments of $26,041.67 beginning April 1, 1998 and on the first day of each month thereafter. All remaining principal and accrued interest would be due on March 1, 2002 ("Due Date").